UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2016

SUNCOKE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001- 35782	35-2451470
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois		60532
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Convent Marine Terminal Estimated Third Quarter 2016 Deferred Revenue

Preliminary third quarter 2016 take-or-pay deferred revenue for SunCoke Energy Partners, L.P. (NYSE: SXCP) (the “Partnership”) is estimated to be $8.8 million based on actual third quarter shipments at the Partnership’s Convent Marine Terminal (“CMT”). The cumulative year-to-date take-or-pay billings through September 30, 2016, which are included in deferred revenue, are estimated to be $27.1 million based on actual volumes at CMT through the first nine months of the year. This deferred revenue will be reflected in Adjusted EBITDA when recognized as GAAP revenue, typically at the end of the annual contract period, or in the fourth quarter ending December 31 of each year.

On July 5, 2016, in response to the Securities & Exchange Commission’s updated interpretation of the appropriate use of non-GAAP financial measures (specifically regarding revenue recognition), the Partnership announced that its definition of Adjusted EBITDA has been revised to exclude deferred revenue until it is recognized as GAAP revenue. All prior periods have been restated to include this revision.

Upcoming Third Quarter 2016 Earnings Date

As previously announced, the Partnership plans to release its third quarter 2016 financial results on Thursday, October 20, 2016, before trading opens on the New York Stock Exchange.

The Partnership will host its quarterly earnings call at 10:00 am ET on October 20, 2016. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-866-393-4306 in the U.S. or 1-617-826-1698 if outside the U.S., confirmation code 89771946.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC, its General Partner

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: October 6, 2016